                                                                   Exhibit 10.17

                           LINE OF CREDIT AGREEMENT

THIS LINE OF CREDIT AGREEMENT ("Agreement") is made and entered into as of November 1, 2000 by and between GREATER BAY BANCORP, a California corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank").

                             ARTICLE 1.  THE LOAN

1.1 Revolving Loan. Bank will loan to Borrower an amount not to exceed TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) outstanding in the aggregate at any one time ("Loan"). Borrower may borrow, repay and reborrow all or part of the Loan in amounts of not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in accordance with the terms of the Note. The Loan shall be evidenced by a promissory note ("Note", together with this Agreement and all documents executed in connection with this Agreement, collectively, "Loan Documents") on the standard form used by Bank for commercial loans. All borrowings under the Loan must be made before October 30, 2001 ("Maturity Date"), at which time all unpaid principal and interest of the Loan shall be due and payable. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2 Purpose of Loan. The proceeds of the Loan shall be used only for general corporate purposes of Borrower and/or its subsidiary banks (each existing or hereafter acquired subsidiary of Borrower which is a bank shall be hereafter referred to as a "Bank Subsidiary").

1.3 Interest. Interest on the outstanding principal balance of the Loan shall accrue daily from the date of the first advance until the Maturity Date at a per annum rate equal to LIBOR plus seventy five basis points (0.75%). Interest shall be payable on the first day of each calendar quarter, commencing the first such date to occur after the first advance under the Loan and continuing through the Maturity Date, on which date all accrued interest and principal remaining unpaid shall be due and payable in full. The Loan may be prepaid in full or in part only in accordance with the terms of the Note and any such prepayment shall be subject to the prepayment fee provided for therein.

1.4 Fee. Borrower shall pay in advance a non-refundable fee of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) on or before the date of execution of this Agreement, receipt of which is acknowledged by Bank.

1.5 Disbursement. Upon any borrowing hereunder, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form authorization executed by Borrower.

                       ARTICLE 2.  CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

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2.3  Borrowing Resolution.  Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

2.4 Continuing Compliance. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Article 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

                  ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Business Activity. The principal business of Borrower is that of a bank holding company.

3.2 Affiliates and Subsidiaries. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.4 Financial Statements. The financial statements of Borrower, including both a balance sheet at December 31, 1999, together with supporting schedules, and an income statement for the twelve (12) months then ended, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby, and since that date there has been no material adverse change in the financial condition or operations of Borrower.

3.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all material liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

3.6 Litigation. There is no litigation or proceeding pending or, to its knowledge threatened against Borrower or any of its property which is reasonably likely to (a) affect the financial condition, property or business of Borrower in a materially adverse manner or (b) result in liability in excess of Borrower's insurance coverage.

3.7 Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Article 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

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3.8  Organization.  Borrower is duly organized and existing under the laws of the State of California, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.9 Power. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

3.10 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

3.11 Qualification. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

3.12 Compliance with Laws. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.14 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.15 Wells Fargo Agreement. Borrower hereby confirms that Borrower is in compliance with all terms and conditions of that certain Letter Revolving Line of Credit Agreement dated November 4, 1999, between Wells Fargo Bank, National Association ("Wells Fargo") and Borrower ("Wells Fargo Agreement"); and further certifies that, as of the date of this Agreement, there exists no event of default as defined in the Wells Fargo Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an event of default under the Wells Fargo Agreement.

3.16 Continuing Representations. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

                       ARTICLE 4.  AFFIRMATIVE COVENANTS

Until the Note and all sums payable pursuant to this or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that Borrower will:

4.1  Use of Proceeds.  Use the proceeds of the Loan only as provided in Section
1.2 above.

4.2 Payment of Obligations. Pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse

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payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business in all material respects and will maintain and preserve its property, equipment and facilities in good order, condition and repair.
Upon reasonable prior written notice to Borrower, Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

4.4 Records. Keep and maintain full and accurate accounts and records of its operations according to regulatory and generally accepted accounting principles and upon reasonable prior written notice will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours.

4.5 Information Furnished. Furnish to Bank, in form and substance reasonably satisfactory to Bank:

     (a) Within fifty (50) days after the close of each fiscal quarter of each fiscal year, its unaudited consolidated balance sheet as of the close of such fiscal quarter, its unaudited consolidated income and expense statement with year-to-date totals and supportive schedules, and its consolidated statement of retained earnings and cash flows for that fiscal quarter, all prepared in accordance with generally accepted accounting principles consistently applied and used consistently with prior practices ("GAAP").

     (b) Within ninety five (95) days after the close of each fiscal year, a copy of its statement of financial condition including at least its consolidated balance sheet as of the close of such fiscal year and its consolidated income and expense statement, and its consolidated retained earnings and cash flows statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

     (c) As soon as available, copies of such financial statements and reports as Borrower may file with any state or federal agency.

     (d) Within (i) fifty (50) days after the close of each fiscal quarter; and
     (ii) ninety five (95) days after the close of each fiscal year, a certification of compliance with all covenants under this Agreement, executed by Borrower's duly authorized officer, in form acceptable to Bank.

     (e) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's financial condition or operations.

     (f) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     (g) Such other financial statements and information as Bank may reasonably request from time to time.

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4.6  Financial Condition.  Maintain Borrower's financial condition (or with respect to subparagraph (c) below, cause all of Borrower's subsidiaries or Bank Subsidiaries (as applicable) to maintain their combined financial condition) as follows using GAAP (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2000:

     (a) Double Leverage Ratio not at any time greater than 1.50 to 1.0 determined as of the end of each fiscal quarter. "Double Leverage Ratio" means the ratio of (i) Borrower's equity investment in all its subsidiaries, to (ii) Borrower's equity.

     (b) On a consolidated basis (and cause each Bank Subsidiary to maintain) a capital ratio sufficient to be rated "well capitalized" by the Federal Reserve Board, Federal Deposit Insurance Corporation and each other federal or state regulatory entity or agency which has jurisdiction over Borrower or any Bank Subsidiary which maintains such a rating system; provided, however, that in the event Borrower acquires a Bank Subsidiary after the date of this Agreement which is not "well capitalized" at the time of such acquisition, Borrower shall cause such Bank Subsidiary to become "well capitalized" within six (6) months following such acquisition.

     (c) Consolidated net income after taxes of not less than $1.00, determined as of each fiscal quarter end on a rolling four (4) quarter basis. Consolidated herein refers to Borrower and all of its subsidiaries.

4.7  Notices to Bank.  Promptly give written notice to Bank of:

     (a) Any litigation or administrative or regulatory proceeding in which Borrower is named as a party where the amount claimed against Borrower is $1,000,000.00 or more, or where the granting of the relief requested would have a material adverse effect on Borrower's financial condition.

     (b) Any formal enforcement action taken by a governmental or regulatory agency or, to the knowledge of Borrower, proposed to be taken against Borrower and any of its subsidiaries.

     (c) Any event of default by Borrower under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank.

     (d) Any material event of default under any terms of the Wells Fargo Agreement.

     (e) Any material amendment, modification, extension, restatement or termination of the Wells Fargo Agreement.

     (f) Any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations.

4.8 Reports Under Pension Plans. Furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know of:

     (a) Occurrence of any reportable event under Section 4043(b) of ERISA for with the PBGC requires 30 days' notice. "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

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      (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA. "Plan" means any employee benefit plan of the Borrower subject to ERISA.

      (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

      (d) The commencement of any proceeding with respect to a Plan under
      Section 4041(b) of ERISA.

4.9 Insurance. Keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property. Promptly upon request of Bank, deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

4.10 Additional Requirements. Promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.11 Litigation and Attorneys' Fees. Pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

                        ARTICLE 5.  NEGATIVE COVENANTS

Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that Borrower will not:

5.1 Encumbrances and Liens. Create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof ("Liens"), except:

      (a) Deeds of Trust and security agreements in favor of Bank.

      (b) Liens for taxes not yet due.

      (c) Liens outstanding on the date of this Agreement disclosed in writing to Bank.

      (d) Liens on any securities of the U. S. government (including any agency thereof).

      (e) Liens in connection with indebtedness permitted pursuant to Section 5.2(e).

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     (f)  Liens which are not material or do not materially interfere with the conduct of Borrower's business.

     5.2 Other Debts. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower and any subsidiaries existing as of, and disclosed to Bank prior to, the date hereof, (c) unsecured and uncommitted operating lines of credit, such as daylight overdraft facilities and Fed Funds lines and the like, (d) other debts, lines of credit and leases such as the Wells Fargo Agreement (expected to be increased to $40,000,000) and a similar facility with First Union National Bank, (e) other unsecured loans and lines of credit in an aggregate amount not to exceed, on a consolidated basis, 50% of Borrower's consolidated equity preceding the incurring of such indebtedness, and (f) additional unsecured liabilities which are subordinated to the obligations of Borrower to Bank pursuant to agreements in form and content acceptable to Bank; provided that the indebtedness described in clauses (b), (c), (d) and (e) shall not be prior or senior in right of payment to the obligations of Borrower to Bank.


5.3 Sale of Assets, Liquidation or Merger. Merge into or consolidate with any other entity unless Borrower is the surviving entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof or as is permitted for a bank holding company or financial holding company by the applicable regulations and interpretations of the Board of Governors of the Federal Reserve system; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of business.

5.4 Other Business. Engage in any business activities other than that permitted for a financial holding company or a bank holding company under the applicable regulations and interpretations of the Board of Governors of the Federal Reserve Board.

                         ARTICLE 6.  EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     (a) Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents, and a period of five (5) calendar days shall have elapsed thereafter; provided, however, with respect to interest, no Event of Default shall be deemed to have occurred if same is paid later than the fifth day after the applicable due date but within thirty (30) days after the applicable due date no more than two times during the term of the Loan.

     (b) Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower shall prove to have been materially false or misleading when made.

     (c) Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents, and the same is not cured within 30 days after the

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     date Borrower knew or through the use of reasonable diligence should have known thereof; or Borrower shall fail to pay its debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; an involuntary petition shall be filed under any bankruptcy law against Borrower, and the same is not dismissed within 60 days of such filing; or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower; or the dissolution or termination of the business of Borrower.

     (d) Borrower shall fail to perform in any material respect with respect to payment under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind in which the amount involved exceeds $1,000,000.00.

     (e) A material event of default by Borrower shall occur and be continuing under the Wells Fargo Agreement.

     (f) Any governmental or regulatory authority shall take any formal enforcement action against Borrower, or any other event shall occur, which would have a material adverse effect on the financial condition or business of Borrower.

     (g) Any judgment(s) in excess of $1,000,000.00 shall be entered against Borrower, or any involuntary lien(s) of any kind or character shall attach to any assets or property of Borrower having a book value in excess of $1,000,000.00 which has not been bonded or released within 60 days.

     (h) Any Plan shall be terminated pursuant to ERISA, a trustee shall be appointed by the appropriate United States District Court to administer any Plan, the PBGC shall institute proceedings to terminate any Plan, or any Plan shall fail to satisfy the minimum funding standard for such Plan for a plan year as established by the Internal Revenue Code, as amended from time to time.

                     ARTICLE 7.  MISCELLANEOUS PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

7.4 Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.5 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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7.6   Amendments.  This Agreement may be amended only in writing signed by all parties hereto.

7.7 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

7.8 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.9 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California. This Agreement hereby incorporates any alternative dispute resolution agreement concurrently or hereafter executed between Borrower and Bank.

7.10 Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

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THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

GREATER BAY BANCORP,                           UNION BANK OF CALIFORNIA, N. A.
a California corporation

By: /s/ Steven C. Smith                        By: /s/ Dennis A. Cattell

Title: EVP, CFO & CAO                          Title: Vice President

By: Kamran F. Husain

Title: SVP, Finance & Risk Management


ADDRESS FOR NOTICE:                        ADDRESS FOR NOTICE:
2860 West Bayshore Road                    445 South Figueroa Street, 13th Flr
Palo Alto, California 94303                Los Angeles, California 90071-1601
Attn: Kamran F. Husain                     Attn: William McGill
Senior Vice President                      Senior Vice President
Telephone No. (650) 813-8200               Telephone No. (213) 236-5009
FAX No. (650) 494-9193                     FAX No. (213) 236-5548

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                                     NOTE
                                  (BASE RATE)

================================================================================
Borrower Name  GREATER BAY BANCORP

--------------------------------------------------------------------------------
Borrower Address                        Office                   Loan Number
     2860 West Bayshore Road            Risk Management Dept
     Palo Alto, California 94303        __________________       _______________
                                        Maturity Date            Amount
                                        October 30 2001          $25,000,000.00
================================================================================

$25,000,000.00                                             November 1, 2000

FOR VALUE RECEIVED, on October 30, 2001("Maturity Date"), the undersigned ("Borrower") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or so much thereof as is disbursed and outstanding from time to time in accordance with the terms and conditions of that certain Loan Agreement between Borrower and Bank dated as of November 1, 2000 (as amended, supplemented, extended, restated, or renewed from time to time, "Agreement"), together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. All computations of interest under this Note shall be made on the basis of a year of 360 days, for actual days elapsed.

At any time prior to the Maturity Date, subject to the provisions of the Agreement, below, of this Note, Borrower may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this Note.

1. Payment. Borrower shall pay interest on the first day of each calendar quarter, commencing the first such date to occur after the first advance under this Note. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. On the Maturity Date, all principal and interest then unpaid shall be due and payable.

Borrower shall pay all amounts due under this Note in lawful money of the United States at Bank's Risk Management Department, or such other office as may be designated by Bank, from time to time.

1.1 Base Interest Rate. Amounts outstanding hereunder in increments of at least ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) shall bear interest at a rate, based on an index, which is seventy five (75) basis points per annum in excess of Bank's LIBOR Rate for the Interest Period selected by Borrower, in each case acceptable to Bank.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Borrower. The exercise of interest rate options by Borrower shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Borrower from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this Note.

To exercise this option, Borrower may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an

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index offered by Bank for a Base Interest Rate Loan and an Interest Period by
telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Borrower promptly after the election is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Borrower but such source shall not affect the applicability of the Base Interest Rate if selected by Borrower.

1.2  Variable Interest Rate.   All principal outstanding hereunder which is not
bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

2. Interest Rate Following Default. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this Note at a per annum rate equal to five percent (5.0%) in excess of the Reference Rate, calculated from the date of default until all amounts payable under this Note are paid in full.

3.   Prepayment

     (a) Amounts outstanding under this Note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Borrower may prepay amounts outstanding under this Note bearing interest at a Base Interest Rate in whole or in part at the end of any Interest Period provided Borrower has given Bank not less than five (5) Business Days prior written notice of Borrower's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to the end of the applicable Interest Period. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and
     (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this Note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

     (b) In no event shall Bank be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Bank, should the return

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

     which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive absent manifest error.

     (c) Bank shall provide Borrower a statement of the amount payable on account of prepayment. Borrower acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and any prepayment prior to the end of an Interest Period may result in Bank incurring additional costs, expenses or liabilities; and Borrower agrees to pay these Liquidated Damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment prior to the end of an Interest Period.

4. Default and Acceleration of Time for Payment. The occurrence of any Event of Default as defined in the Agreement shall (a) terminate any obligation of Bank to make or continue the Loan; and shall (b) at Bank's option, make all sums of interest, principal and any other amounts owing under any Loan Document due and payable (in accordance with the terms of the Agreement) without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and (c) give Bank the right to exercise any other right or remedy provided by contract or applicable law.

5. Additional Agreements of Borrower. If any amounts owing under this Note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this Note. Borrower and any endorser of this Note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this Note shall accrue until the funds are deemed collected. In any action brought under or arising out of this Note, Borrower and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this Note. This Note shall be construed in accordance with and governed by the laws of the State of California. This Note hereby incorporates any alternative dispute resolution agreement concurrently or hereafter executed between Borrower and Bank.

6. Definitions. As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" means a rate of interest based on the LIBOR Rate. "Base Interest Rate Loan" means amounts outstanding under this Note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, two or three month period. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically

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

corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Borrower and for an amount equal to the amount of principal covered by Borrower's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "Origination Date" means the first day of the Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

This Note is the Note defined in the Agreement and is subject to the terms and conditions contained therein. All capitalized terms not otherwise defined in this Note shall have the meaning ascribed to them in the Agreement.


GREATER BAY BANCORP,
a California corporation

By: /s/ Steven C. Smith

Title: EVP, CFO & CAO

By: /s/ Kamran F. Husain

Title: SVP, Finance & Risk Management

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